SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No.1)*

                              Immunicon Corporation
                              ---------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    45260A107
                                    ---------
                                 (CUSIP Number)


                                December 31, 2005
                                -----------------
             (Date of Event which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed'' for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act'') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 11

-----------------------------------                 ----------------------------
CUSIP NO. 45260A107                      13G                  Page 2 of 13 Pages
-----------------------------------                 ----------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Management VI, LLC ("ICM6")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                          (a)      (b)  X
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited liability company)
--------------------------------------- --------- ------------------------------
                               5      SOLE VOTING POWER                   -0-
                            --------- ------------------------------------------
         NUMBER                6      SHARED VOTING POWER
           OF                         1,000,000   shares,   which   shares   are
         SHARES                       directly   owned   by   Integral   Capital
      BENEFICIALLY                    Partners  VI, L.P.  ("ICP6").  ICM6 is the
     OWNED BY EACH                    general partner of ICP6.
       REPORTING            --------- ------------------------------------------
         PERSON                7      SOLE DISPOSITIVE POWER              -0-
          WITH              --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      1,000,000 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                1,000,000 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            3.6%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                                                                              OO
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. 45260A107                      13G                  Page 3 of 13 Pages
-----------------------------------                 ----------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Management VII, LLC ("ICM7")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                          (a)      (b)  X
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited liability company)
--------------------------------------- --------- ------------------------------
                               5      SOLE VOTING POWER                   -0-
                            --------- ------------------------------------------
           NUMBER              6      SHARED VOTING POWER
             OF                       625,000  shares,  which are directly owned
           SHARES                     by Integral  Capital  Partners  VII,  L.P.
        BENEFICIALLY                  ("ICP7").  ICM7 is the general  partner of
       OWNED BY EACH                  ICP7.
         REPORTING          --------- ------------------------------------------
           PERSON              7      SOLE DISPOSITIVE POWER              -0-
            WITH            --------- ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      625,000 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  625,000 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            2.3%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                                                                              OO
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. 45260A107                      13G                  Page 4 of 13 Pages
-----------------------------------                 ----------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Partners VI, L.P. ("ICP6")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                          (a)      (b)  X
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited partnership)
--------------------------------------- --------- ------------------------------
                               5      SOLE VOTING POWER                   -0-
                            --------- ------------------------------------------
           NUMBER              6      SHARED VOTING POWER
             OF                       1,000,000  shares  are  directly  owned by
           SHARES                     ICP6.  Integral Capital Management VI, LLC
        BENEFICIALLY                  is the general partner of ICP6.
       OWNED BY EACH        --------- ------------------------------------------
         REPORTING             7      SOLE DISPOSITIVE POWER              -0-
           PERSON           --------- ------------------------------------------
            WITH               8      SHARED DISPOSITIVE POWER
                                      1,000,000 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                1,000,000 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            3.6%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                                                                              PN
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. 45260A107                      13G                  Page 5 of 13 Pages
-----------------------------------                 ----------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Partners VII, L.P. ("ICP7")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                          (a)      (b)  X
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited partnership)
--------------------------------------- --------- ------------------------------
                               5      SOLE VOTING POWER                   -0-
                            --------- ------------------------------------------
           NUMBER              6      SHARED VOTING POWER
             OF                       625,000  shares,  which are directly owned
           SHARES                     by ICP7.  Integral Capital Management VII,
        BENEFICIALLY                  LLC is the general partner of ICP7.
       OWNED BY EACH        --------- ------------------------------------------
         REPORTING             7      SOLE DISPOSITIVE POWER              -0-
           PERSON           --------- ------------------------------------------
            WITH               8      SHARED DISPOSITIVE POWER
                                      625,000 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  625,000 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            2.3%
    11
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                                                                              PN
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 6 of 13 Pages


ITEM 1(a).        NAME OF ISSUER:

                  Immunicon Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3401 Masons Mill Road
                  Suite 100
                  Huntingdon Valley, PA  19006

ITEM 2(a), (b), (c).       NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE,  AND CITIZENSHIP:


     This statement is being filed by Integral Capital Management VI, LLC, a Delaware limited liability company ("ICM6") and Integral Capital Management VII, LLC, a Delaware limited liability company ("ICM7"). The principal business address of ICM6 and ICM7 is 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, California 94025.

     ICM6 is the general partner of Integral Capital Partners VI, L.P., a Delaware limited partnership ("ICP6"). ICM7 is the general partner of Integral Capital Partners VII, L.P., a Delaware limited partnership ("ICP7"). With respect to ICM6 and ICM7, this statement relates only to ICM6's and ICM7's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP6 and ICP7, and none of ICM6 or ICM7 directly or otherwise holds any Shares. Management of the business affairs of ICM6 and ICM7, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM6 and ICM7, respectively, such that no single manager of ICM6 or ICM7 has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

                                                              Page 7 of 13 Pages


ITEM 2(e).        CUSIP NUMBER:

                  45260A107

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or
         (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)   [ ]   Broker or dealer registered under Section 15 of the
                     Exchange Act.
         (b)   [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)   [ ]   Insurance company as defined in Section 3(a)(19) of the
                     Exchange Act.
         (d)   [ ]   Investment company registered under Section 8 of the
                     Investment Company Act.
         (e)   [ ]   An investment adviser in accordance with
                     Rule 13d-1(b)(1)(ii)(E);
         (f)   [ ]   An employee benefit plan or endowment fund in accordance
                     with Rule 13d-1(b)(1)(ii)(F);
         (g)   [ ]   A parent holding company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G);
         (h)   [ ]   A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;
         (i)   [ ]   A church plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the
                     Investment Company Act;
         (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed  pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.       Integral Capital Management VI, LLC ("ICM6")

                  (a) Amount Beneficially Owned:  1,000,000
                  (b) Percent of Class:  3.6%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote:  -0-
                      2. Shared power to vote or to direct vote: 1,000,000
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the
                          disposition:  1,000,000

                                                              Page 8 of 13 Pages


         B.       Integral Capital Management VII, LLC ("ICM7")

                  (a) Amount Beneficially Owned:  625,000
                  (b) Percent of Class:  2.3%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote:  -0-
                      2. Shared power to vote or to direct vote:  625,000
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the
                            disposition:  625,000

         C.       Integral Capital Partners VI, L.P. ("ICP6")

                  (a) Amount Beneficially Owned:  1,000,000
                  (b) Percent of Class: 3.6%
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote:  -0-
                      2. Shared power to vote or to direct vote:  1,000,000
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the
                            disposition:  1,000,000

         D.       Integral Capital Partners VII, L.P. ("ICP7")

                  (a) Amount Beneficially Owned:  625,000
                  (b) Percent of Class: 2.3 %
                  (c) Number of shares as to which such person has:
                      1. Sole power to vote or to direct vote:  -0-
                      2. Shared power to vote or to direct vote: 625,000
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the
                            disposition: 625,000

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                                              Page 9 of 13 Pages


ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 2006

                                       INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                       By    /s/ Pamela K. Hagenah
                                          ---------------------------------
                                           Pamela K. Hagenah
                                                a Manager

                                                        Page 10 of 13 Pages



                                       INTEGRAL CAPITAL MANAGEMENT VII, LLC


                                       By    /s/ Pamela K. Hagenah
                                          ---------------------------------
                                           Pamela K. Hagenah
                                                a Manager


                                       INTEGRAL CAPITAL PARTNERS VI, L.P.

                                       By Integral Capital Management VI, LLC,
                                       its General Partner

                                       By    /s/ Pamela K. Hagenah
                                          ---------------------------------
                                           Pamela K. Hagenah
                                                a Manager


                                       INTEGRAL CAPITAL PARTNERS VII, L.P.

                                       By Integral Capital Management VII, LLC
                                       its General Partner


                                       By    /s/ Pamela K. Hagenah
                                          ---------------------------------
                                           Pamela K. Hagenah
                                                a Manager

                                                             Page 11 of 13 Pages


                                  EXHIBIT INDEX


                                                                Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------

Exhibit A:        Agreement of Joint Filing                         12

                                                             Page 12 of 13 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing


     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated February 7, 2006 containing the information required by Schedule 13G, for the 1,625,000 Shares of capital stock of Immunicon Corporation held by Integral Capital Partners VI, L.P., a Delaware limited partnership, and Integral Capital Partners VII, L.P., a Delaware limited partnership.


Date:  February 7, 2006

                                       INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                       By    /s/ Pamela K. Hagenah
                                          ---------------------------------
                                           Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL MANAGEMENT VII, LLC


                                       By    /s/ Pamela K. Hagenah
                                          ---------------------------------
                                           Pamela K. Hagenah
                                                a Manager

                                       INTEGRAL CAPITAL PARTNERS VI, L.P.

                                       By Integral Capital Management VI, LLC,
                                          its General Partner


                                       By    /s/ Pamela K. Hagenah
                                          ---------------------------------
                                           Pamela K. Hagenah
                                                a Manager

                                                             Page 13 of 13 Pages



                                       INTEGRAL CAPITAL PARTNERS VI, L.P.

                                       By Integral Capital Management VI, LLC,
                                       its General Partner


                                       By    /s/ Pamela K. Hagenah
                                          ---------------------------------
                                           Pamela K. Hagenah
                                                a Manager